Exhibit 99.1

FOR FURTHER INFORMATION CONTACT:
Norman E. Johnson
Chairman and CEO
Franklin, Tennessee
615-771-3100

FOR IMMEDIATE RELEASE
TUESDAY, OCTOBER 4, 2011

CLARCOR ANNOUNCES MANAGEMENT SUCCESSION PLAN

Chairman and CEO Norm Johnson to remain Executive Chairman.
President and COO Chris Conway to become CEO at the end of 2011

FRANKLIN, TN, Tuesday October 4, 2011 -- CLARCOR Inc. (NYSE: CLC) CLARCOR announced today that Christopher L. Conway, 56, the Company's current President and Chief Operating Officer, will assume the position of President and Chief Executive Officer on December 13, 2011. On that same date, the Company's current Chief Executive Officer, Norm Johnson, will assume the role of Executive Chairman. Mr. Johnson will assist Mr. Conway in various areas while continuing to oversee CLARCOR's Board of Directors until his retirement from the Company on November 30, 2012, the last business day of CLARCOR's 2012 fiscal year.

Mr. Johnson stated, “This transition of leadership to Chris is the result of several years of consideration and planning by our Board. Since becoming our President and COO nearly eighteen months ago, Chris has been able to build upon his already substantial knowledge of CLARCOR's businesses, its culture and the filtration industry. Chris becoming CEO and my assuming the role of Executive Chairman is the next step in our planning process.

I have been fortunate to work for CLARCOR for over twenty years, with the last fifteen of those serving as either President or CEO. During that time, CLARCOR has evolved into one of the leading filtration companies in the world. While I'm proud of what we have accomplished, I am confident that Chris and his management team have the capacity to take the Company to even greater heights."

Mr. Conway commented, "I appreciate the opportunity that has been given to me and the trust that has been placed in me by Norm and the rest of the Board. CLARCOR is an exceptional company with tremendous opportunities in front of it. I look forward to the challenge of building on the success that Norm and the Board have engineered over the past fifteen years."

CLARCOR is based in Franklin, Tennessee, and is a diversified marketer and manufacturer of mobile, industrial and environmental filtration products and consumer and industrial packaging products sold in domestic and international markets. Common shares of the Company are traded on the New York Stock Exchange under the symbol CLC.